EXHIBIT 10.19

EXECUTIVE TRANSITION AGREEMENT

This Executive Transition Agreement (“Agreement”) is made and entered into by and between Ronald E. Ragland (“Executive”) and REMEC, Inc. (“REMEC” or the “Company”), together referred to as “the parties,” based on the following facts:

RECITALS

A.	Executive has been employed as Chief Executive Officer of REMEC and has been serving as Chairman of the Board of Directors of REMEC and as a director of other subsidiaries or affiliates of REMEC;

B.	Executive has expressed a desire to enter into an agreement for the transition of his employment and other duties with REMEC; and

C.	REMEC desires to facilitate that transition in a way still preserving Executive’s many contributions to REMEC and recognizing his accomplishments.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. Termination of Employment; Other Positions. Concurrently with signing and returning this Agreement to REMEC, Executive agrees to sign and return the Resignation form attached hereto as Attachment A, pursuant to which Executive resigns as a director, Chairman of the Board and as an officer or legal representative of REMEC, its subsidiaries or affiliates, also effective February 9, 2004 (“Termination Date”). As a result of Executive’s resignation, Executive has terminated his duties at REMEC and his employment with REMEC terminated effective on the Termination Date.

At the request of REMEC, Executive agrees to act as Chairman Emeritus of REMEC performing such duties and functions as may be delegated to and requested of him by the Board of Directors of REMEC and subject to the right of the Board to terminate such relationship at any time.

2. Severance Payment to Executive. REMEC will pay to Executive the gross sum of Nine Hundred and Thirty Three Thousand Two Hundred Dollars ($933,200.00) (“Severance Payment”), in consideration for the promises and covenants contained in this Agreement. The Severance Payment, which is equivalent to two (2) years of Executive’s salary, plus two (2) years of Executive’s annual automobile allowance, is in addition to other benefits (including any accrued but unused vacation time) to which Executive may be entitled upon his termination of employment. This Severance Payment will be made in twenty-four (24) equal monthly installments (less all applicable withholdings), with the first payment to be made within thirty-one (31) days of the last salary payment that was made to Executive as an employee, and the remaining installments to be paid monthly thereafter for twenty-three (23) months. In the event of the death of Executive prior to the full payment of the Severance Payment, the unpaid installments shall be paid to the person to whom the Severance Payment is transferred by will or the laws of descent and distribution.

3. Wages and Benefits.

3.1 Accrued Wages and Vacation; Expenses. Promptly upon termination and within the period of time mandated by law, REMEC shall pay the Executive (i) any unpaid base salary due for periods prior to the Termination Date; (ii) all of the Executive’s accrued and unused vacation through the Termination Date; and (iii) reimbursement for all expenses reasonably and necessarily incurred by the Executive in connection with the business of REMEC prior to the Termination Date, provided Executive submits proper expense reports on or before March 15, 2004.

3.2 Option Acceleration. Executive and REMEC acknowledge that Executive is a party to certain Stock Option Agreements, under which Executive was granted various options to purchase shares of common stock of REMEC at specified exercise prices. In addition to those options that have vested and are exercisable as of the Termination Date as set forth in Schedule I of Attachment B to this Agreement, the unvested options specified in Schedule II of Attachment B also shall vest and become fully exercisable on February 9, 2004. Executive shall have to and including February 8, 2006 in which to exercise any vested options and purchase shares of stock upon the terms set forth in those agreements.

3.3 Health-Related Benefits. The Company shall continue for Executive and Linda Ragland and their dependent children under the age of eighteen (18) years of age (twenty-three (23) if a fulltime student), medical, dental and vision insurance by the payment by the Company of the same monthly premiums for such insurance as are being paid from time to time by the Company for its corporate executives, until the death of both the Executive and Linda Ragland. Executive shall remain eligible for an annual executive physical for two years from the Termination Date, at REMEC’s expense, not to exceed $2,000 per year.

3.4 Life Insurance. REMEC shall pay the premiums that become due in 2004 and 2005 on that certain executive life insurance policy currently owned by and issued in Executive’s name.

3.5 Club Membership and Travel Services. Executive will be allowed to retain the nonequity membership at the Rancho Santa Fe Golf Club, for which REMEC paid the initial entry fee of $25,000, provided Executive pays any applicable fees, dues, assessments or other expenses. Executive shall be entitled to use the services of REMEC’s Travel Department for two years from the Termination Date.

3.6 Office Equipment and Furniture. Executive shall be allowed to select and remove, at his own expense, any office equipment and furniture from both his Del Mar office and home office as his personal property. Such equipment shall include his cellular telephone(s) issued by REMEC. REMEC shall maintain Executive’s cellular telephone and email accounts through March 15, 2004. REMEC shall issue Executive an appropriate 1099 tax reporting form with respect to the foregoing.

3.7 No Other Payments or Benefits. Executive expressly acknowledges that the payments and benefits set forth in Sections 2 and 3 above include payments and benefits to which he is not otherwise entitled, and that Executive is not entitled, pursuant to prior contracts, agreements or otherwise, to any other payment, benefit or consideration in connection with the termination of his employment with REMEC beyond that set forth in this Agreement.

4. Knowing and Voluntary Agreement. Executive acknowledges that he has read and understands this Agreement, that he has been advised to consult with an attorney regarding this Agreement, and that he has received all advice he deems necessary prior to executing this Agreement. Executive acknowledges he has been given adequate time to consider whether to enter into this Agreement, and has taken as much of this time as he deems necessary to consider whether to enter into this Agreement. Executive acknowledges that he is entering into this Agreement freely and voluntarily and without coercion, duress, fraud or undue influence of any kind whatever.

4.1 No Admission of Liability. This Agreement is not an admission of liability on the part of REMEC or Executive. This Agreement is not an admission directly, or by implication, that REMEC or Executive has violated any law, regulation, rule, or contractual right, or any other duty or obligation of any kind.

5. Nondisparagement. The parties shall not make any negative, derogatory or disparaging statements, publications or comments, regarding each other. This specifically includes, but is not limited to, statements, publications or comments made about REMEC’s Board of Directors or management that Executive had contact with during his employment with REMEC. Any written statement to the media that references Executive’s employment or resignation shall be submitted by REMEC to Executive for his review and approval prior to its release, which approval shall not be unreasonably withheld. Any other information published or provided to any person by the Company or Executive with respect to the foregoing subject-matter shall be mutually agreed to and no party will unreasonably withhold their consent thereto. This section shall in no way prevent the parties from testifying truthfully pursuant to an enforceable subpoena or making such statements as shall be required pursuant to the disclosure provisions of applicable securities laws, rules and regulations.

6. Nonsolicitation Of Employees. For a period of twenty-four (24) months following the Termination Date, the Executive will not, directly or indirectly, solicit any employee of REMEC or any of its subsidiaries, divisions or affiliates to terminate employment with such entity.

7. Confidentiality. The parties agree that confidentiality is one of the most important terms of this Agreement, and that the terms of this Agreement are a private matter. The parties agree that they will not divulge or disclose the terms of this Agreement subject to the following:

a. Executive may disclose the terms of this Agreement as required by any governmental agency or to comply with a lawfully-issued subpoena or court order;

b. Executive may disclose the terms of this Agreement to Linda Ragland so long as she is informed of Executive’s obligation to keep the Agreement confidential, and promises to comply with the confidentiality terms of the Agreement; and

c. Executive may disclose the terms of this Agreement to his tax advisors and attorneys, but only to the extent that it is required for the rendering of professional services, so long as the person is informed of Executive’s obligation to keep this Agreement confidential prior to the disclosure of the information, and promises to comply with the confidentiality terms of the Agreement.

d. REMEC may disclose the terms of this Agreement: (i) as required by any law, rule, regulation, or governmental agency, (ii) to comply with a lawfully-issued subpoena or court order, or (iii) to its tax advisors, auditors and attorneys, but only to the extent that it is required for the rendering of professional services, so long as the tax advisor, auditor or attorney is informed of REMEC’s obligation to keep this Agreement confidential prior to the disclosure of the information, and promises to comply with the confidentiality terms of the Agreement or is otherwise bound to preserve confidentiality pursuant to professional ethical standards.

8. Nondisclosure of Proprietary Information. Executive confirms that he will abide by the terms of the confidentiality provisions of all Non-Disclosure and Confidentiality Agreements entered into between himself and REMEC or by him on behalf of REMEC, and all similar obligations imposed by law. Executive understands that these obligations extend to the successors and assigns of REMEC, and that the obligation to maintain information as confidential extends even after the termination of his employment notwithstanding any other provision in this Agreement.

9. Cooperation. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

10. Return of REMEC Property. Except as specifically identified in Section 3.6 hereof, all property of REMEC held by Executive, such as keys, credit cards, computers, cellular telephones, memoranda, notes, lists, records or other documents (and all copies thereof), if any, concerning REMEC or any of its subsidiaries or affiliates is the property of REMEC and shall be delivered by Executive to REMEC within thirty (30) days of the Termination Date.

11. Clarification. For all purposes of this Agreement, the parties acknowledge and agree that REMEC Himark Telecom Co., Ltd., a People’s Republic of China company, shall be regarded as a “subsidiary and affiliate” of REMEC.

12. Waiver. No waiver by any party hereto of any breach of this Agreement by any other party shall operate or be construed as a waiver of any other or subsequent breach. No waiver by any party hereto of any breach of this Agreement by any other party hereto shall be effective unless it is in writing and signed by the party claimed to have waived such breach.

13. Modifications. This Agreement may be amended only by a written instrument executed by the parties hereto.

14. Binding Effect. This Agreement will be binding upon, and will inure to the benefit of the parties, and their respective successors and assigns, heirs, executors and administrators, if any.

15. Arbitration of Disputes. Any disputes between Executive and REMEC arising out of or in any way connected to the terms of this Agreement, or the parties’ rights or obligations with respect to Executive’s termination from REMEC, shall be resolved by binding and confidential arbitration before a single arbitrator pursuant to the then current Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator’s and administrative fees of arbitration shall be borne equally by REMEC and Executive. The parties hereby agree that any arbitration shall take place in San Diego County, California.

16. Headings and Ambiguities. The section headings used in this Agreement are for the convenience of the parties and shall not affect the interpretation or construction of any of the provisions hereof. Executive acknowledges that he has had the opportunity to consult with counsel regarding this Agreement, and fully negotiate the contents of this Agreement. Executive expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and Executive agrees that the language of this Agreement shall be in all cases construed as a whole, according to its fair meaning.

17. Integration. This Agreement (including the Attachments and Schedules to this Agreement) constitutes a single, integrated written contract expressing the entire agreement of the parties. Except as expressly set forth herein, this Agreement supersedes all prior understandings and agreements, both oral and written. There is no other agreement, written or oral, express or implied between the parties with respect to the subject matter hereof.

18. Severability. Should any court of competent jurisdiction or arbitrator determine that any term or provision of this Agreement is unenforceable, such term or provision shall be deemed to be deleted as though it had never been a part of this Agreement, and the validity, legality and enforceability of the remaining terms and provisions shall not be in any way affected or imperiled thereby.

19. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

20. Counterparts and Facsimile Delivery. This Agreement may be signed in counterparts by the parties in order to expedite the execution of the same. Any executed counterpart to this Agreement which is delivered by facsimile shall be good and valid delivery for all purposes of this Agreement.

The parties to this Agreement, with the benefit of representation and advice of counsel, have read the foregoing Agreement and fully understand each and every provision contained herein, and intend to be bound by all of the terms of this Agreement.

Dated: February 9, 2004	By:	/s/ Ronald E. Ragland
Ronald E. Ragland

Dated: February 9, 2004	REMEC, INC.,
a California corporation

	By:	/s/ Donald J. Wilkins
	Print Name:	Donald J. Wilkins
	Its:	Secretary

Attachment A

RESIGNATION

OF DIRECTOR/OFFICER/LEGAL REPRESENTATIVE

FEBRUARY 9, 2004

I, Ronald E. Ragland, hereby resign from all positions that I hold as an officer or director or legal representative of REMEC, Inc., a California corporation (“REMEC”) and of the entities listed on Schedule I attached hereto (the “Entities”) and from any positions that I hold as a director or officer or legal representative of any subsidiaries or affiliates of the Entities and of any subsidiaries or affiliates of REMEC, in each and every case effective as of the date first written above.

I, Ronald E. Ragland, have served as a director or officer or legal representative of entities that have previously been dissolved and which are identified on Schedule II attached hereto (the “Dissolved Entities”). The Dissolved Entities may be required, or elect, to take certain actions in connection with the winding-up of their affairs, therefore, I hereby resign from all positions that I have held as a director or officer or legal representative of the Dissolved Entities and from any positions that I hold as a director or officer or legal representative of any subsidiaries or affiliates of the Dissolved Entities, in each and every case effective as of the date first written above.

/s/ Ronald E. Ragland
Ronald E. Ragland

Schedule I

Entities

Company	Director & Title	Officer & Title
REMEC, Inc.	Chairman	Chief Executive Officer
REMEC China Holdings SRL	Director
REMEC, International, Inc.	Director
REMEC Wireless Telecommunication (Shanghai) Co., Ltd.	Chairman
REMEC Himark (Hong Kong) Limited	Director
Himark Telecom Group Limited	Director

Schedule II

Dissolved Entities

Company	Director & Title	Officer & Title
REMEC Foreign Sales Corporation (Dissolved January 9, 2002)	Director

Attachment B

Schedule I: Stock Options Vested and Exercisable Prior to Termination Date

As of 2/9/2004

Grant Date	Expiration Date	Grant Type	Options Vested	Option Price
6/12/1998 6/12/1998	6/12/2007 6/12/2007	Incentive Non-Qualified	27,585 92,415 120,000	$ $	7.25 7.25

6/4/1999 6/4/1999	6/5/1999 6/5/1999	Non-Qualified Incentive	107,823 12,177 120,000		$8.29

3/6/2000 3/6/2000	3/6/2009 3/6/2009	Incentive Non-Qualified	0 90,000 90,000	$ $	25.42 25.42

3/5/2001 3/5/2001	3/5/2010 3/5/2010	Non-Qualified Incentive	200,000 0 200,000	$ $	9.00 9.00

12/20/2002 12/20/2002	12/20/2011 12/20/2011	Non-Qualified Non-Qualified	49,999 1 50,000	$ $	4.25 4.25

Optionee Total			580,000

Schedule II: Stock Options Vested and Exercisable Pursuant to this Agreement

As of 2/9/2004

Grant Date	Expiration Date	Grant Type	Options Outstanding	Option Price
6/12/1998 6/12/1998	6/12/2007 6/12/2007	Incentive Non-Qualified	27,585 92,415 120,000	$ $	7.25 7.25

6/4/1999 6/4/1999	6/5/1999 6/5/1999	Non-Qualified Incentive	107,823 12,177 120,000		$8.29

3/6/2000 3/6/2000	3/6/2009 3/6/2009	Incentive Non-Qualified	3,933 116,067 120,000	$ $	25.42 25.42

3/5/2001 3/5/2001	3/5/2010 3/5/2010	Non-Qualified Incentive	388,885 11,115 400,000	$ $	9.00 9.00

12/20/2002 12/20/2002	12/20/2011 12/20/2011	Non-Qualified Non-Qualified	176,470 23,530 200,000	$ $	4.25 4.25

Optionee Total			960,000